TRANSCEPT PHARMACEUTICALS REPORTS
FIRST QUARTER 2014 FINANCIAL RESULTS

Point Richmond, Calif., May 5, 2014 – Transcept Pharmaceuticals, Inc. (Nasdaq: TSPT), a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience, today announced financial results for the three months ended March 31, 2014.

Transcept reported cash, cash equivalents and marketable securities of $69.8 million at March 31, 2014.

"We continue to explore a range of alternatives to enhance stockholder value, including business combination and/or partnership opportunities, as well as a distribution of a significant amount of cash to stockholders," said Glenn A. Oclassen, Transcept Chairman and CEO. "We have significantly reduced our cash burn while making progress in these initiatives. We have identified, and are actively evaluating several opportunities together with our strategic and financial advisor, Leerink Swann, LLC. All of the opportunities under review contemplate a distribution of cash to stockholders no later than concurrent with the transaction. We believe it is in our stockholders' best interest to continue to postpone a dissolution of the Company to allow us sufficient opportunity to pursue and consummate such transactions, particularly in light of the cost and extended time period inherent in the dissolution process. We look forward to further updating our stockholders as these initiatives progress."

Three months ended March 31, 2014 financial results

For the quarter ended March 31, 2014 and 2013, Transcept recorded $0.4 million and $0.5 million, respectively, of royalty revenue on Intermezzo net sales generated by Purdue. The 2013 royalty revenue was offset by $6.3 million related to a contribution by Transcept in December 2012 to an Intermezzo direct-to-consumer (DTC) advertising campaign led by Purdue.  Transcept recognized this contribution as an offset against revenue as the advertising costs were incurred. This contribution resulted in negative net revenue of $5.8 million for the quarter ended March 31, 2013 as compared to net revenue of $0.4 million for the quarter ended March 31, 2014.

Research and development expense for the quarter ended March 31, 2014 was approximately $0.7 million, compared to approximately $1.8 million for the same period in 2013. The decrease of approximately $1.1 million was primarily attributable to reductions in our research and development operations, including significant reductions in staff. Research and development expense included non-cash stock compensation expense of approximately $0.1 million for the quarter ended March 31, 2014 and approximately $0.2 million for the quarter ended March 31, 2013.

General and administrative expense for the quarter ended March 31, 2014 was approximately $2.5 million compared to approximately $2.8 million for the same period in 2013. The decrease of approximately $0.3 million consists of significant reductions in staffing partially offset by increased professional fees, primarily associated with ANDA patent litigation. General and administrative expense included non-cash stock compensation expense of approximately $0.4 million for the quarter ended March 31, 2014, compared to approximately $0.6 million for the quarter ended March 31, 2013.

Net loss for the quarter ended March 31, 2014 was approximately $2.8 million, or $0.15 per share (basic and diluted), compared to net loss of approximately $10.5 million, or $0.56 per share (basic and diluted), for the quarter ended March 31, 2013. The decrease in net loss of $7.7 million was primarily due to the Transcept participation in the 2013 DTC campaign led by Purdue. The weighted average shares used to calculate basic and diluted net loss per share were 18,842,610 and 18,703,413 for the quarters ended March 31, 2014 and March 31, 2013, respectively. At March 31, 2014, there were 18,842,888 common shares outstanding and 4,204,082 common shares underlying outstanding options and warrants.

About Transcept

Transcept Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the development and commercialization of proprietary products that address important therapeutic needs in the field of neuroscience. The Company's lead development candidate is TO-2070, a novel rapidly absorbed treatment for acute migraine incorporating dihydroergotamine (DHE) as the active drug, which Transcept is developing through the completion of preclinical safety studies, but has not initiated a Phase 1 human pharmacokinetic study. Preclinical data suggest that TO-2070 may offer significant migraine treatment benefits beyond those provided by less convenient and more invasive DHE drug delivery methods, such as injection, liquid nasal sprays or pulmonary inhalation.

The Transcept management team developed Intermezzo® from concept to its approval by the FDA in 2011. Purdue holds commercialization and development rights for Intermezzo in the United States. For further information about Transcept, please visit www.transcept.com. For information about Intermezzo, please visit www.MyIntermezzo.com.

Forward looking statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives of management are forward-looking statements. Examples of such statements include, but are not limited to, statements relating to Purdue's plans to commercialize Intermezzo, including our collaboration with Purdue; our plans and expectations regarding our strategic process, including the possible dissolution of Transcept and the possibility of a return of cash to our stockholders. Transcept may not actually achieve the plans, carry out the intentions or meet the expectations or projections disclosed in our forward-looking statements and you should not place undue reliance on these forward-looking statements. Actual results or events could differ materially from the plans, intentions, expectations and projections disclosed in the forward-looking statements. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Transcept makes, including the risks described in the “Risk Factors” section of Transcept periodic reports filed with the SEC. Forward-looking statements do not reflect the potential impact of any future in-licensing, collaborations, acquisitions, mergers, dispositions, joint ventures, or investments Transcept may enter into or make. Transcept does not assume any obligation to update any forward-looking statements, except as required by law.

Contact:
Transcept Pharmaceuticals, Inc.
Leone Patterson
Vice President, Chief Financial Officer
(510) 215-3500
lpatterson@transcept.com

FINANCIAL TABLES FOLLOW

Transcept Pharmaceuticals, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Three Months Ended
	March 31,
	2014	2013
Revenue:
Gross royalty revenue	$418	$482
Advertising expense - Purdue Pharma	—	(6,312)
Net revenue	418	(5,830)
Operating expenses:
Research and development	708	1,843
General and administrative	2,496	2,802
Total operating expenses	3,204	4,645
Loss from operations	(2,786)	(10,475)
Interest and other income (expense), net	(18)	(25)
Net loss	$(2,804)	$(10,500)
Basic and diluted net loss per share	$(0.15)	$(0.56)
Weighted average shares outstanding	18,843	18,703

Other comprehensive loss:
Changes in unrealized gain (loss) on marketable securities	(2)	—
Comprehensive loss	$(2,806)	$(10,500)

Transcept Pharmaceuticals, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	March 31, 2014	December 31, 2013
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$21,361	$9,935
Marketable securities	48,460	60,110
Other current assets	1,545	3,582
Total current assets	71,366	73,627
Property and equipment, net	24	43
Total assets	$71,390	$73,670
Liabilities and stockholders’ equity
Total current liabilities	$1,936	$1,928
Stockholders’ equity:
Common stock and additional paid in capital	211,794	211,276
Accumulated deficit	(142,360)	(139,556)
Accumulated other comprehensive income	20	22
Total stockholders’ equity	69,454	71,742
Total liabilities and stockholders’ equity	$71,390	$73,670